                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          INTERLOTT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

              [LETTERHEAD OF INTERLOTT TECHNOLOGIES APPEARS HERE]


                                 April 8, 1999


Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Interlott Technologies, Inc. to be held at the Holiday Inn Cincinnati North located at Interstate 275 and Route 42 (Exit 46), Cincinnati, Ohio, on Thursday, May 6, 1999, at 10:00 a.m., local time.

         The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we also will report on the operations of the Company during the past year, and the directors and officers of the Company will be present to respond to appropriate questions from stockholders.

         I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make appropriate arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting even if you are unable to attend.

                                   Sincerely,


                                   /s/ L. Rogers Wells, Jr.
                                   ------------------------------------
                                   L. Rogers Wells, Jr.
                                   Chairman of the Board and
                                   Chief Executive Officer

                          INTERLOTT TECHNOLOGIES, INC.

                             10830 MILLINGTON COURT
                             CINCINNATI, OHIO 45242

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1999

         NOTICE HEREBY IS GIVEN that the 1999 Annual Meeting of Stockholders of Interlott Technologies, Inc. (the "Company") will be held at the Holiday Inn Cincinnati North located at Interstate 275 and Route 42 (Exit 46), Cincinnati, Ohio on Thursday, May 6, 1999 at 10:00 a.m., local time, for the purpose of:

         1. Electing two directors to serve until the 2002 Annual Meeting of Stockholders;

         2. Ratifying the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

         3. Transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Information relating to matters 1 and 2 above is set forth in the attached Proxy Statement. Stockholders of record at the close of business on April 1, 1999 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on April 1, 1999 will be available for inspection during normal business hours from April 26, 1999 through May 6, 1999 at the headquarters of the Company, 10830 Millington Court, Cincinnati, Ohio.

                                  By Order of the Board of Directors.


                                  /s/ Gary S. Bell
                                  ---------------------------------------
                                  Gary S. Bell
                                  Secretary


Cincinnati, Ohio
April 8, 1999


PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                          INTERLOTT TECHNOLOGIES, INC.

                               -----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1999

                              -------------------

         This Proxy Statement is furnished to the stockholders of Interlott Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1999 Annual Meeting of Stockholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, May 6, 1999 at 10:00 a.m. local time at the Holiday Inn Cincinnati North located at Interstate 275 and Route 42 (Exit 46), Cincinnati, Ohio.

         The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is April 8, 1999.


                                     VOTING

GENERAL

         The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is April 1, 1999. On the record date, 3,210,000 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum at the Annual Meeting. In counting the shares represented at the Annual Meeting to determine whether a quorum exists, shares which are withheld or abstained from voting will be considered to be entitled to vote and will count toward the quorum.

         In accordance with Delaware law and the Company's Bylaws, the affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors (Proposal 1), provided a quorum is present. As a result, shares that are withheld from voting on the proposal will have no effect. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal to ratify the Board of Directors' appointment of independent auditors for the Company (Proposal 2), provided a quorum is present. As a result, shares that are abstained from voting on these proposals will have the same effect as a vote against the proposal.

         The Company has been advised by Mr. L. Rogers Wells, Jr., who owns a majority of the outstanding Common Stock of the Company, that he intends to vote all of his shares of Common Stock in favor of each of the two proposals. Accordingly, adoption of the two proposals is assured.

PROXIES; OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

         The accompanying proxy card is for use at the Annual Meeting if a stockholder is unable to attend in person or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each proposal on the enclosed proxy card and then sign and date the proxy card and mail it to us in the enclosed postage paid envelope. All properly executed and dated proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the two director nominees named in Proposal 1 and "FOR" the ratification of the directors' appointment of independent auditors described in Proposal 2. If any nominee for election as a director should become unable to serve for any reason and the Board of Directors designates a substitute nominee, the persons named as proxies on the proxy cards will vote all valid proxy cards for the election of such substitute nominee.

         The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. The date established in the Bylaws by which stockholders who desire to submit nominations for director or other proposals to the Company for presentation to the stockholders at the Annual Meeting has passed, and therefore no director nominations or other matters may be proposed by stockholders for action at the Annual Meeting.

         The giving of a proxy does not affect the right to vote in person should the stockholder attend the Annual Meeting. Any stockholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Gary S. Bell, the Secretary of the Company, at 10830 Millington Court, Cincinnati, Ohio 45242; by executing and delivering to Mr. Bell a proxy card bearing a later date; or by voting in person at the Annual Meeting. If a stockholder will not be attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

         In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

                                STOCK OWNERSHIP

         The following table sets forth certain information as of December 31, 1998 regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known by the Company to own more than 5% of any class of the Company's voting securities, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table herein and (d) all directors and executive officers as a group.



                                                                             SHARES             PERCENT
                                                                          BENEFICIALLY         OF CLASS
NAME OF BENEFICIAL OWNER                                                    OWNED (1)          OWNED (1)
------------------------                                                    ---------          ---------
L. Rogers Wells, Jr.                                                       1,685,625 (2)        51.6%
Lloyd I. Miller III                                                          308,050 (3)         9.6%
Edmund F. Turek                                                              190,125 (4)         5.9%
John J. Wingfield                                                             10,625 (5)           *
Kazmier J. Kasper                                                              9,125 (6)           *
Gary S. Bell                                                                   8,625 (7)           *
David F. Nichols                                                               7,825 (8)           *
H. Jean Marshall                                                               4,625 (9)           *
All directors and executive officers as a group (9 persons) (10)           1,918,763            59.7%


------------------

*        Less than one percent.
(1) Stock ownership information has been furnished by the named persons and group. The named persons and group have sole voting and investment power with regard to all shares shown as beneficially owned by them, except as noted below. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of Common Stock beneficially owned by a specified person or group includes shares issuable upon the exercise of stock options held by such person or group which may be exercised within 60 days after December 31, 1998. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.
(2) Includes 54,625 shares that may be acquired upon the exercise of stock options. The address of Mr. Wells is 10830 Millington Court, Cincinnati, Ohio 45242.
(3) Mr. Miller disclaims beneficial ownership of the shares shown, except to the extent of his pecuniary interest therein. Mr. Miller's address is 4550 Gordon Drive, Naples, Florida 34102.
(4) Includes 18,125 shares that may be acquired upon the exercise of stock options and 64,500 shares that are owned by Mr. Turek's wife. Mr. Turek's address is 10830 Millington Court, Cincinnati, Ohio 45242.
(5) Includes 8,625 shares that may be acquired upon the exercise of stock options.
(6) Includes 7,125 shares that may be acquired upon the exercise of stock options.
(7) Includes 7,125 shares that may be acquired upon the exercise of stock options.
(8) Includes 7,625 shares that may be acquired upon the exercise of stock options.
(9) Includes 4,625 shares that may be acquired upon the exercise of stock options.
(10) Includes a total of 109,563 shares that may be acquired upon the exercise of stock options and 64,500 shares owned by spouses, family trusts and controlled business entities.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors of the Company consists of seven members who are divided into three classes as nearly equal in number as possible. The directors in each class are elected by the stockholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year at the Annual Meeting of Stockholders, and a new class of either two or three directors is elected by the stockholders each year at that time.

         At the Annual Meeting, the terms of David F. Nichols and John J. Wingfield will expire, and the Board of Directors has nominated each of these individuals to stand for re-election as directors at the Annual Meeting. If elected by the stockholders, each of the nominees will serve a three-year term which will expire at the 2002 Annual Meeting of Stockholders. If either of the nominees should be unable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RE-ELECT DAVID F. NICHOLS AND JOHN J. WINGFIELD AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information regarding the two nominees for director as well as the five incumbent directors whose terms as directors will continue following the Annual Meeting. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

              PERSONS NOMINATED FOR ELECTION TO SERVE AS DIRECTORS
                 UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS


David F. Nichols..................     Mr. Nichols, age 37, has been President of the Company since May
                                           1997 and was appointed a director in December 1997. Mr. Nichols served as Senior Vice President of Sales and Marketing of the
                                           Company from August 1994 to May 1997 and as Vice President -
                                           Operations of the Company from March 1993 until August 1994.
                                           From December 1991 to December 1992, he was Executive Director
                                           of the Board of Tax Appeals of the Commonwealth of Kentucky.
                                           From March 1990 to December 1991, Mr. Nichols was Principal
                                           Assistant to the Secretary of Finance and Administration for the
                                           Commonwealth of Kentucky, and from March 1989 to March 1990, he was Principal Assistant to the Kentucky Office for Social
                                           Security. From June 1988 to December 1988, Mr. Nichols was
                                           Deputy Director of the Kentucky Democratic Party.

John J. Wingfield.................     Mr. Wingfield, age 52, has been Vice President - Investments of
                                           A.G. Edwards & Sons, Inc., a stock brokerage firm, since
                                           September 1995. Mr. Wingfield is Manager of A.G. Edwards &
                                           Sons, Inc.'s Louisville office and its satellite office in New
                                           Albany, Indiana. He was First Vice President of Stifel,
                                           Nicolaus & Company Incorporated, a stock brokerage firm, from
                                           1990 until September 1995. Mr. Wingfield has been a registered stock broker since 1973. Mr. Wingfield has been a director of the Company since 1994.

    PERSONS NOMINATED TO SERVE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS


Kazmier J. Kasper.................     Mr. Kasper, age 52, has been President and owner of Algonquin
                                           Industries, Inc. and HiTech  Metals, Inc. in Bellingham,
                                           Massachusetts since 1974. These two companies manufacture
                                           machine parts for the computer, optic, robotic, gaming,
                                           environmental, biomedical and electromechanical industries.
                                           Prior to the founding of these two companies, Mr. Kasper had served in various positions in the manufacturing industry since
                                           1969.  Mr. Kasper has been a director of the Company since 1993.

H. Jean Marshall..................     Ms. Marshall, age 53, has been a director of the Company since 1993 and from May 1997 through May 1998 was a consultant to the
                                           Company for special projects related to marketing. Ms. Marshall was the Company's Vice President - Marketing from 1993 to May
                                           1997 and the Company's Director of Retailer Relations from 1992 until 1993. In these capacities, she was primarily responsible for marketing to the



                                           lotteries and vendor support services for the Company. Ms.
                                           Marshall served from 1983 to 1987 as Regional Manager and then as Regional Coordinator of the Ohio Lottery Commission. From
                                           1987 to 1989 she was an Account Manager for British American
                                           Bank Note Company, a Canadian manufacturer of instant lottery tickets, and in this position had substantial involvement with the Pennsylvania and New Jersey lotteries. In 1989, Ms.
                                           Marshall served as a consultant for the Ohio Department of
                                           Rehabilitation and Corrections, Bureau of Community Services.
                                           Ms. Marshall returned to the Ohio Lottery in 1990 as Deputy
                                           Director of Sales, where she was responsible for the development of retailer policies and procedures and coordinating, directing and managing the sales division. Ms. Marshall currently serves as Vice President of the Board of Trustees of the Cincinnati Arts
                                           Consortium.

                   DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

Gary S. Bell......................     Mr. Bell, age 48, has been Secretary and Treasurer of the Company since 1993. Mr. Bell has been a commercial loan officer for
                                           Peoples Bank & Trust Company, Greensburg, Kentucky, since
                                           February 1997. He served as Chief Financial Officer of
                                           International Investments, Inc., an investment company owned by
                                           Mr. L. Rogers Wells, Jr., from May 1995 until February 1997 and previously served in this position from 1993 until October
                                           1994. He also has been an independent business and financial consultant since October 1994 and holds various business
                                           interests in a number of small, closely-held partnerships and corporations. These business interests are in the areas of communications, commercial real estate development, forestry, agriculture and automotive service. From 1982 until 1993, he served in various positions with The New Farmers National Bank of Glasgow and its holding company, Commonwealth Bancorp,
                                           including Executive Vice President and Chief Credit Officer of
                                           The New Farmers National Bank of Glasgow from 1986 until 1993.
                                           Mr. Bell also served as Chief Credit Officer of Bowling Green
                                           Bank & Trust Company, N.A., another subsidiary of Commonwealth
                                           Bancorp, from 1991 until 1993. Mr. Bell has been a director of the Company since 1993.

Edmund F. Turek...................     Mr. Turek, age 72, was Vice Chairman of the Board of Directors of
                                           the Company from May 1997 through February 1999, and has been a director of the Company since 1990. Mr. Turek served as
                                           Chairman of the Board, President and Chief Executive Officer of
                                           the Company from February 1990



                                           to September 1992 and continued to serve as President of the
                                           Company until May 1997, when he was appointed Vice Chairman of the Company. Mr. Turek became a consultant to the Company
                                           in February 1999. See "Certain Transactions." Mr. Turek
                                           began to develop the Company's instant ticket vending machine in 1987 and has guided the product through six generations to the current model. Mr. Turek was Vice President of Peripheral
                                           Products in the computer division of SCI Systems, Inc. from 1984 to 1989 where he developed business opportunities in the commercial market for the design and manufacture of computer products.
                                           From 1953 to 1984, Mr. Turek held management, product development and operations positions with various companies in the computer and aerospace industries.


L. Rogers Wells, Jr...............     Mr. Wells, age 61, is Chairman of the Board and Chief Executive
                                           Officer of the Company and has been the principal stockholder of the Company since purchasing 80% of the Common Stock of the
                                           Company in 1992. Mr. Wells served as a director of the Company from 1992, and as Chairman of the Board and Chief Executive
                                           Officer of the Company from 1993, until his resignation from these positions in October 1994. He was re-elected to these positions in February 1995. In addition, Mr. Wells owns
                                           American Materials, Incorporated, which assembles and
                                           distributes automobile and truck components and serves as a regional warehousing and distribution center for various
                                           businesses. Mr. Wells also owns International Investments,
                                           Inc., which invests in and provides financing to various
                                           businesses, including the Company. See "Certain Transactions."
                                           Mr. Wells also has been active in various other industries, including manufacturing, mining, explosives and banking. From
                                           1987 through 1991, Mr. Wells served as Secretary of Finance and
                                           Administration for the Commonwealth of Kentucky and from 1989 through 1991 served as Secretary to the Governor's Executive
                                           Cabinet. During his tenure as Secretary of Finance and
                                           Administration, Mr. Wells served as Chairman of various finance and development authorities, including the Kentucky Rural
                                           Economic Development Authority, the Kentucky Infrastructure
                                           Authority and the Kentucky Housing Corporation.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company conducts its business through meetings of the full Board and through committees of the Board, including standing Audit, Compensation, Directors Stock Incentive Plan and Executive Committees. During 1998, the Board of Directors held four meetings, the Audit Committee held one meeting, the Compensation Committee held one meeting and the Directors Stock Incentive Plan Committee held one meeting. The Executive Committee did not meet. Each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he or she is a member.

         The Audit Committee is responsible for reviewing with the Company's independent auditors their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing the scope and results of the Company's internal auditing procedures; consulting with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approving professional services provided by the independent auditors; reviewing the independence of the independent auditors; and reviewing the range of the independent auditors' audit and non-audit fees. The Audit Committee is composed of Gary S. Bell, H. Jean Marshall and John J. Wingfield (Chair).

         The Compensation Committee is responsible for setting the compensation of the Chairman of the Board and the President, ratifying the compensation of all other officers and general wage and salary limits of employees, and administering and interpreting the Company's 1994 Stock Incentive Plan. The Compensation Committee is composed of Gary S. Bell (Chair), H. Jean Marshall and John J. Wingfield.

         The Directors Stock Incentive Plan Committee is responsible for administering and interpreting the Company's 1994 Directors Stock Incentive Plan. The Directors Stock Incentive Plan Committee is composed of H. Jean Marshall (Chair), Edmund F. Turek and L. Rogers Wells, Jr.

         The Executive Committee is authorized, within certain limits, to exercise all of the authority of the Board of Directors during the interval between Board meetings. The Executive Committee is composed of L. Rogers Wells, Jr. (Chair), Edmund F. Turek and Gary S. Bell.

         The Board of Directors as a whole functions as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by stockholders if submitted to the Company in accordance with the procedures set forth in Section
2.3 of the Bylaws of the Company. For a description of requirements regarding stockholder nominations and other proposals, see "Stockholders' Proposals for 2000 Annual Meeting."

DIRECTOR COMPENSATION

         Directors who are not employees of the Company receive a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended in person (rather than by telephone). Directors who are employees of the Company receive no directors' fees. The Company paid a total of $10,000 in directors' fees in 1998.

         Additionally, the Company's 1994 Directors Stock Incentive Plan (the "DSIP") provides for the issuance of up to a total of 60,000 shares of Common Stock of the Company to the non-employee directors of the Company. Shares may be issued upon the exercise of stock options granted under the DSIP, and restricted shares of Common Stock also may be awarded under the DSIP. Restricted shares are shares that are subject to forfeiture unless certain conditions are met. The exercise price of all stock options granted under the DSIP is the fair market value of the Company's Common Stock on the date of grant of the respective stock options. All stock options and restricted shares are granted or awarded subject to a vesting schedule which provides for the vesting each year for a period of four years, subject to the recipient's continued service with the Company, of 25% of the options or shares subject to each grant or award. The DSIP Committee determines the recipients, the amount, form and timing, and certain other terms of options and restricted shares granted or awarded under the DSIP. Upon a "Change of Control" of the Company (as such term is defined in the DSIP), all vesting and other restrictions applicable to outstanding stock options and restricted shares granted under the DSIP will be deemed waived or satisfied without action by the Company, the DSIP Committee or the recipients.

         Each non-employee member of the Board of Directors - Gary S. Bell, Kazmier J. Kasper, H. Jean Marshall and John J. Wingfield - was granted options in 1998 for the purchase of 2,500 shares of Common Stock. The exercise price of each of these options was equal to the fair market value of the Company's Common Stock on the date of grant. All of these options expire ten years from the date of grant.

ADDITIONAL INFORMATION

         For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Certain Transactions" and "Section 16(a) Beneficial Ownership Reporting Compliance" below.


                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following table summarizes by various categories, for the fiscal years ended December 31, 1996, 1997 and 1998, the total compensation earned by the Company's Chief Executive Officer and by each other executive officer of the Company who received salary and bonus in excess of $100,000 from the Company for 1998 for services rendered by them in all capacities to the Company during each of such years.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                         ---------
                                                                        COMPENSATION
                                                                        ------------
                                               ANNUAL COMPENSATION         AWARDS
                                             -----------------------       ------
                                                                         SECURITIES
                                                                         UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR        SALARY($)       BONUS($)     OPTIONS(#)
---------------------------      ----        ---------       --------     ----------
L. Rogers Wells, Jr              1998        $150,000        $  -0-        3,500
Chairman of the Board and        1997        $150,000        $  -0-        2,500
Chief Executive Officer          1996        $150,000        $1,500        1,500

Edmund F. Turek                  1998        $120,000        $  -0-        2,500
Vice Chairman                    1997        $120,000        $  -0-        2,500
                                 1996        $120,000        $1,500        1,500

David F. Nichols(1)              1998        $120,000        $7,500        3,500
President                        1997        $104,385        $4,000        2,500

----------------------------

(1) Mr. Nichols was appointed as President of the Company by the Board of Directors in May 1997.

EMPLOYMENT AGREEMENT

         The Company entered into a three year employment agreement with L. Rogers Wells, Jr. effective as of February 1, 1995. The employment agreement expired in February 1998 and was not renewed. The employment agreement provided for his employment as Chairman of the Board and Chief Executive Officer of the Company at an annual salary of $150,000. The agreement contained a noncompete provision that would apply for a period of one year, and a nondisclosure provision that would apply for three years, following termination of employment.

STOCK OPTIONS

         The Company's 1994 Stock Incentive Plan (the "SIP") provides for the issuance of up to 260,000 shares of Common Stock to officers, employees, consultants and other supporters (such as suppliers) of the Company. Shares may be issued upon the exercise of incentive stock options or nonqualified stock options granted under the SIP, and restricted shares of Common Stock also may be awarded under the SIP. Restricted shares are shares that are subject to forfeiture unless certain conditions are met. The exercise price of all stock options granted under the SIP is the fair market value of the Company's Common Stock on the date of grant of the respective stock options. All stock options and restricted shares are granted or awarded subject to a vesting schedule which provides for the vesting each year for a period of four years, subject to the recipient's continued employment with or service to the Company, of 25% of the options or shares subject to each grant or award. The Compensation Committee determines the recipients, the amount, form and timing, and certain other terms of options and restricted shares granted or awarded under the SIP. Upon a "Change of Control" of the Company (as such term is defined in the SIP), all vesting and other restrictions applicable to outstanding stock options and restricted shares granted under the SIP will be deemed waived or satisfied without action by the Company, the committee administering the SIP or the recipients.

         The following table sets forth information regarding the number, terms and potential realizable value of all stock options granted to Messrs. Wells, Turek and Nichols during 1998. The amounts shown as potential realizable values of the options identified in the table are based on assumed annualized rates of appreciation in the price of the Common Stock of 5% and 10% over the term of the options, as set forth in rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in the table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                         % OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                          NUMBER OF      OPTIONS                                    AT ASSUMED ANNUAL RATES
                          SECURITIES     GRANTED TO     EXERCISE                    OF STOCK PRICE APPRECIATION
                          UNDERLYING     EMPLOYEES      OR BASE                     FOR OPTION TERM
                          OPTIONS        IN FISCAL      PRICE         EXPIRATION    -----------------------
NAME                      GRANTED(1)     YEAR           ($/SHARE)     DATE          5% ($)          10% ($)
----                      ----------     ------------   ---------     -----------   -----------     -------
L. Rogers Wells, Jr.         3,500           9.64%        $6.50       12/31/08      $37,057.35      $59,007.64
Edmund F. Turek              2,500           6.89%        $6.50       12/31/08      $26,469.54      $42,148.31
David F. Nichols             3,500           9.64%        $6.50       12/31/08      $37,057.35      $59,007.64

--------------------------

(1) In accordance with the vesting schedule set forth in the SIP, 25% of these options will first become exercisable one year from the date of grant (December 31, 1998) and an additional 25% of these options will become exercisable annually for a period of three years thereafter, with all options being vested on December 31, 2002.

         No stock options were exercised by Messrs. Wells, Turek or Nichols during 1998. The following table sets forth information regarding the number and value of all of the unexercised stock options held by Messrs.
Wells, Turek and Nichols as of December 31, 1998.

                         FISCAL YEAR END OPTION VALUES

                             NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED IN-THE-MONEY
                         UNEXERCISED OPTIONS AT FISCAL YEAR END          OPTIONS AT FISCAL YEAR END(L)
                         --------------------------------------          -----------------------------
NAME                            EXERCISABLE/UNEXERCISABLE                  EXERCISABLE/UNEXERCISABLE
----                            -------------------------                  -------------------------
L. Rogers Wells, Jr.                  54,625/78,500                                  $0/$0
Edmund F. Turek                       18,125/23,500                                  $0/$0
David F. Nichols                      7,625/22,000                                   $0/$0

------------------------

(1) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on December 31, 1998 and multiplying that figure by the total number of unexercised options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all three executive officers as a group for 1998 and specifically reviews the compensation established for the Company's Chief Executive Officer for 1998. The Committee is composed entirely of non-employee directors of the Company.

         COMPENSATION POLICY FOR EXECUTIVE OFFICERS

         The Company's compensation policies for its executive officers are intended to create a direct relationship between the level of compensation paid to its executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package consisting of a base salary and long-term incentive compensation in the form of stock options.

         The base salaries for the Company's executive officers for 1998 were established by the Committee based on the recommendation of the Chief Executive Officer of the Company. The salaries recommended by the Chief Executive Officer were based on his subjective evaluation of each executive officer's performance during 1997 and their anticipated value to the Company in 1998.

         In anticipation of the Company's initial public offering of Common Stock, the Board of Directors in March 1994 approved three-year employment agreements with the Chief Executive Officer (Mr. Wells) and the then President of the Company (Mr. Turek), approved the SIP and established the Committee. The salaries established in the employment agreements were intended to be relatively modest when compared to the base salaries of officers in corresponding positions at other companies in the manufacturing and gaming industries. Effective as of February 1, 1995, the Company entered into another three-year employment agreement with Mr. Wells at the same relatively modest base salary. Mr. Turek's employment agreement expired in April 1997 and was not renewed, and Mr. Well's second employment agreement expired in February 1998 and was not renewed. However, the base salaries of Messrs. Wells and Turek remain unchanged following the expiration of their employment agreements. The Compensation Committee continues to believe that it is appropriate for the base salaries of all three executive officers to be relatively modest when compared to those of officers in corresponding positions at other companies in the manufacturing and gaming industries.

         To establish a direct link between employee performance and stockholder value, the Committee provides incentive for extraordinary performance by the Company's executive officers through the annual award of stock options under the SIP to the executive officers (as well as other employees) of the Company. Through these stock options, opportunities for significant compensation by the Company's executive officers are tied directly to increases in the price of the Company's Common Stock. The options granted under the SIP have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, to encourage a long-term perspective by the employee, have an exercise period of ten years. The amount of options awarded to the executive officers in 1998 was based on the Committee's subjective determination of each executive officer's potential ability to positively impact the Company's performance and the price of the Common Stock. In December 1998, the Committee granted options for the purchase of a total of 9,500 shares of Common Stock to the three executive officers of the Company (including the Chief Executive Officer) as a group. The options granted were at a price of $6.50 per share. The exercise price of all of these options was equal to the closing price of the Company's Common Stock on the American Stock Exchange on the date of grant. Information regarding stock options granted to Messrs. Wells, Turek and Nichols during 1998 and the value of all unexercised stock options held by them as of December 31, 1998 is set forth under the captions "Executive Compensation - Stock Options - Option Grants in Last Fiscal Year" and "Executive Compensation - Stock Options - Fiscal Year End Option Values."

         CHIEF EXECUTIVE OFFICER COMPENSATION

         In approving the second employment agreement between the Company and Mr. Wells in 1995, the Compensation Committee approved a relatively modest salary of $150,000 per year for the three year term of the employment agreement. However, through the grant to Mr. Wells of stock options under the SIP each year during the term of the agreement, the Compensation Committee enabled him to potentially realize significantly increased compensation if and to the extent that the Company's performance resulted in an increase in the price of the Company's Common Stock.

         The Committee considered these same factors when, following the expiration of the second employment agreement in February 1998, it again established Mr. Wells' base salary for the remainder of 1998 at $150,000. Similarly, the number of stock options granted by the Committee to Mr. Wells in 1998 was determined by the Committee's subjective belief regarding Mr. Wells' ability to improve the Company's financial performance in the future. Through the grant of stock options, any compensation realized by Mr. Wells as a result of an improvement in the Company's financial performance will be the result of an increase in the price of the Company's Common Stock and therefore will be tied directly to an increase in overall stockholder value.

         SECTION 162(M) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for 1998 compensation paid to each of Messrs. Wells, Turek and Nichols unless several requirements are met. The Committee has reviewed these requirements and believes that all compensation paid to these executive officers in 1998 is fully deductible. The Committee also believes that compensation paid under the SIP will continue to be deductible. The Committee's present intention is to comply with the requirements of Section 162(m) unless and until the Committee determines that compliance would not be in the best interests of the Company and its stockholders.

                                                  COMPENSATION COMMITTEE
                                                       Gary S. Bell
                                                      H. Jean Marshall
                                                      John J. Wingfield

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         A principal function of the Compensation Committee is to establish the compensation of the executive officers of the Company. The Chairman of the Committee, Gary S. Bell, served during 1998 as the Secretary and the Treasurer of the Company (in a non-employee capacity) and also served as the Chief Financial Officer of International Investments, Inc. ("III"), a company owned by Mr. L. Rogers Wells, Jr. Mr. Wells is Chairman of the Board and Chief Executive Officer of the Company. During 1998, III provided management and administrative support services to the Company to permit the Company to focus primarily on manufacturing machines and maintaining service, technical assistance and parts replacement. These services were provided by salaried as well as contract employees of III, and the Company reimbursed III for its actual out-of-pocket costs in compensating these employees (which amounts are believed by the Company to approximate the general market compensation levels of other similarly qualified persons) and for other out-of-pocket expenses incurred by III on behalf of the Company. There is no written agreement between the Company and III for these services. For 1998 the Company paid $36,000 to III for these services, all of which related to services by Mr. Bell.

         Another member of the Compensation Committee, H. Jean Marshall, served from May 1997 through May 1998 as a paid consultant to the Company and was an officer of the Company from 1992 until May 1997. The Company paid Ms. Marshall $7,500 for marketing-related consulting services in 1998.


                              CERTAIN TRANSACTIONS

         Algonquin Industries, Inc., of which Mr. Kazmier J. Kasper, a director of the Company, is President and owner, sells to the Company certain components of the burster mechanisms and other dispensing mechanisms used in the Company's machines. During 1998, the Company paid $1,142,172 to Algonquin Industries for burster and other dispensing mechanisms, and the Company currently plans to continue purchasing all of such mechanisms from Algonquin Industries. The Company believes that such purchases are on terms no less favorable than those obtainable from unaffiliated third parties.


                            STOCK PERFORMANCE GRAPH

         The Company's Common Stock began trading on the American Stock Exchange on April 14, 1994. The following performance graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the American Stock Exchange (the "AMEX") Stock Market Index (U.S. Companies) and an AMEX published index of U.S. and foreign manufacturers of industrial and commercial machinery and computer equipment (SIC Codes 3500-3599) whose stock traded on the AMEX (the "AMEX Machine and Computer Manufacturers Index"), assuming that $100 was invested on April 14, 1994 in each of the Company's Common Stock and the two AMEX indices and also assuming dividend reinvestment.

    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS ON COMPANY COMMON STOCK VS. AMEX STOCK MARKET INDEX AND AMEX MACHINE AND COMPUTER MANUFACTURERS INDEX





                                    (CHART)





Symbol  CRSP Total Returns Index for:                                  12/1993  12/1994  12/1995  12/1996  12/1997 12/1998
------  -----------------------------                                  -------  -------  -------  -------  ------- -------
        Interlott Technologies, Inc.                                               72.9    69.8      58.3     66.7    54.2
        AMEX Stock Market (US Companies)                                108.8     101.5   130.5     132.6    165.8   177.1
        AMEX Stocks (SIC 3500-3599 U.S. Companies)                      101.8     102.2   127.8     101.6    104.0   104.8
        Industrial and commercial machinery and computer equipment


Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.       The index level for all series was set to $100.00 on 04/14/1994.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and any persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and persons beneficially owning more than 10% of the Company's Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required of those persons, the Company believes that during 1998, all of its directors, executive officers and beneficial owners of more than 10% of its Common Stock complied with applicable Section 16(a) filing requirements.

        PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. KPMG LLP has served as independent auditors of the Company since 1993 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider the appointment.

         Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

         Director nominations and other proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders, together with certain related information specified in Rule 14a-8 of the Securities and Exchange Commission, must be submitted to the Company in accordance with the procedures set forth in Sections 2.3 and 1.1, respectively, of the Bylaws of the Company and in accordance with applicable rules of the Securities and Exchange Commission. The effect of these provisions is that stockholders must submit such nominations and proposals, together with certain related information specified in the above-referenced sections of the Bylaws, in writing to the Company on or before December 10, 1999 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 2000 Annual Meeting. Nominations and other proposals of stockholders that are submitted to the Company after such date may not be submitted for action by the Company's stockholders at the 2000 Annual Meeting. See "Voting - Proxies; Other Matters That May Come Before the Annual Meeting." All such proposals, nominations and related information should be submitted on or before such date by certified mail, return receipt requested, to the Secretary of the Company, 10830 Millington Court, Cincinnati, Ohio 45242. A copy of the above-referenced sections of the Bylaws will be provided upon request in writing to the Secretary of the Company at such address.


                                         By Order of the Board of Directors.


                                         /s/ Gary S. Bell
                                         -------------------------------------
                                         Gary S. Bell
                                         Secretary

Cincinnati, Ohio
April 8, 1999

                                ----------------

         The Company's 1998 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                          INTERLOTT TECHNOLOGIES, INC.
 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING TO BE HELD ON MAY
                                    6, 1999

   The undersigned hereby appoints Dennis W. Blazer and L. Rogers Wells, Jr., jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Interlott Technologies, Inc. which the undersigned is entitled to vote at the 1999 Annual Meeting of Stockholders and any adjournments thereof as indicated below as to Proposals 1 and 2. The proxies hereby are further authorized to vote in their discretion on (i) the election of any person as a director if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, (ii) matters which the Board of Directors did not know would be presented at the Annual Meeting a reasonable time before the proxy solicitation was made and (iii) matters incident to the conduct of the Annual Meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL" NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" DIRECTOR NOMINEES.

1. Election of Directors:

   Nominees to serve until the 2002 Annual Meeting of Stockholders: David F. Nichols and John W. Wingfield

   [ ] FOR ALL                 [ ] WITHHOLD ALL

   For, except vote withheld from the following nominee(s):
   ---------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS.

2. Ratification of Appointment of KPMG LLP as Independent Auditors

             [ ] FOR                   [ ] AGAINST                 [ ] ABSTAIN

   [ ] I plan to attend the Annual Meeting                     [ ] Change of
                            Address on Reverse Side

                                                SIGNATURE(S)
                                                --------------------------------

                                                DATE
                                                --------------------------------

                                                Change of Address:

                                                --------------------------------

                                                --------------------------------

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                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card.)